Exhibit 10.19
Agreement Regarding Gas Purchase Contract
Crockett County, Texas
(Re: Mariposa — Clayton #1)
     Reference is made to that Gas Purchase Contract (“the Contract”) dated May 1, 2004 between Ozona Pipeline Energy Company (“OPEC”), Buyer, and Approach Resources I, L.P. (“Approach”) et al, Sellers. A copy of the Contract is attached to this Agreement.
     Some of the entities who are Sellers under the Contract have farmed in a Clayton Lease covering the South half of Section 9, Block 1, GC & SF Survey, Abst. 2476, from Mariposa Production Company (“Mariposa”), As a part of the negotiation for that tract, the parties have agreed to tie in the existing Mariposa — Clayton #1 to the existing gathering system in the vicinity now operated by Approach. That well will continue to be operated by Mariposa.
     The tie in to the gathering system will be made at Approach’s expense and at a location of its choosing. Approach, at its sole discretion, will either use part or all of Mariposa’s existing gas line (after burying it) or will lay a new buried gas line. Approach will set a gas sales meter and Mariposa will set separation facilities which are adequate to provide for accurate operation of the sales meter. The effective date of the connection will August 1, 2005.
     The gas from the Mariposa — Clayton #1 will be sold through the Approach gathering system to OPEC on the same basis and according to the same terms as the other Sellers under the Contract. Mariposa will become a Seller under the Contract and will be bound by it as fully and completely as if it had originally executed the Contract. Mariposa will bear its share of actual compression, fuel or other costs, and line loss as borne by the other Sellers. However, recognizing that Approach, as operator of the gathering system, has the means to allocate gas sales volumes to each of the respective wells tied into the system, the parties agree that the portion of revenue attributable to the Mariposa — Clayton #1 well will be distributed by OPEC to Approach and that Approach will then distribute 100% of that revenue to Mariposa. Approach will make that distribution within fifteen days of its receipt by Approach. Mariposa will make any royalty, overriding royalty or other distributions to interest owners in its well. Mariposa will be responsible for its release from any gas contract to which it might currently be subject. Any notice to be given to Mariposa will be to the address and phone number shown adjacent to its signature line below.
     This agreement is dated May 26, 2005 but shall be effective August 1, 2005.

Ozona Pipeline Energy Company
By:	Ozona Energy Corporation,
its General Partner

By:	/s/ James Cleo Thompson, Jr.
James Cleo Thompson, Jr., President

Approach Resources I, L.P.
By:	/s/ J. Ross Craft
Approach Resources, Inc.,
its General Partner By: J. Ross Craft, President

Mariposa Production Company
By:	/s/ Joe Clayton, Jr.
Joe Clayton, Jr., President
P.O. Box 1119 Brownwood, TX 76804 Phone: 325-938-5302 Fax: E-mail: mariposa@centex.net